Exhibit 99.2

REED ELSEVIER CAPITAL INC.

OFFER TO EXCHANGE

$950,000,000 AGGREGATE PRINCIPAL AMOUNT OF OUR 3.125% NOTES DUE 2022 (THE “NEW NOTES”), WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), FOR ANY AND ALL OF OUR OUTSTANDING UNREGISTERED 3.125% NOTES DUE 2022 (144A CUSIP: 758202AH8; REGULATION S CUSIP: U75759AA5) (THE “OLD NOTES”).

[—], 2013

To Brokers, Dealers, Commercial Banks,

Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated [—], 2013 (as the same may be amended or supplemented from time to time, the “Prospectus”), and a Letter of Transmittal (the “Letter of Transmittal”), relating to the offers by Reed Elsevier Capital Inc., a Delaware corporation (the “Issuer”), and Reed Elsevier PLC and Reed Elsevier NV (each, a “Guarantor” and collectively, the “Guarantors”), to exchange (the “Exchange Offer”) an aggregate principal amount of up to $950,000,000 of the Issuer’s 3.125% Notes due 2022 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of the Issuer’ outstanding unregistered 3.125% Notes due 2022 (the “Old Notes”), respectively, in denominations of $2,000 and integral multiples of $1,000 in excess thereof upon the terms and subject to the conditions of the enclosed Prospectus and the enclosed Letter of Transmittal. The terms of the New Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes are freely transferable by holders thereof, upon the terms and subject to the conditions of the enclosed Prospectus and the related Letter of Transmittal, and are not subject to any covenant regarding registration under the Securities Act. The Old Notes are unconditionally guaranteed (the “Old Guarantees”) by the Guarantors, and the New Notes are unconditionally guaranteed (the “New Guarantees”) by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all New Notes issued in the Exchange Offer in exchange for the Old Guarantees of the Old Notes for which such New Notes are issued in the Exchange Offer. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offer” include the Guarantors’ offers to exchange the New Guarantees for the Old Guarantees, references to the “New Notes” include the related New Guarantees and references to the “Old Notes” include the related Old Guarantees. The Issuer will accept for exchange any and all Old Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFER TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Old Notes and for the information of your clients, including a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (providing information relating to U.S. federal income tax backup withholding);

3.	A form of Notice of Guaranteed Delivery; and

4.	A form of letter, including a letter of instructions to a registered holder from a beneficial owner, which you may use to correspond with your clients for whose accounts you hold Old Notes that are registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions regarding the applicable Exchange Offer.

Your prompt action is requested. Please note that the Exchange Offer will expire at 12:00 a.m. midnight, New York City time, on [—], 2013 (the “Expiration Date”), unless the Issuer otherwise extend the Exchange Offer.

To participate in the Exchange Offer, certificates for Old Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents, or a timely confirmation of a book-entry transfer of such Old Notes into the account of The Bank of New York Mellon (the “Exchange Agent”), at the book-entry transfer facility, and an agent’s message, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.

The Issuer will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Old Notes pursuant to the Exchange Offer. However, the Issuer will pay or cause to be paid any transfer taxes, if any, applicable to the tender of the Old Notes to their order, except as otherwise provided in the Prospectus and Letter of Transmittal.

If holders of the Old Notes wish to tender, but it is impracticable for them to forward their Old Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent at its address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

REED ELSEVIER CAPITAL INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.

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